Exhibit 3(rrr)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TEXAS UTILITIES CHILLED WATER SOLUTIONS, INC.

Pursuant to the provisions of Articles 4.04 and 10.03 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation to be effective as set forth herein.

ARTICLE ONE

The name of the corporation is Texas Utilities Chilled Water Solutions Inc.

ARTICLE TWO

The following amendment to the articles of incorporation was adopted by the sole shareholder of the corporation on May 14, 1999. The articles of incorporation are amended to change the name of the corporation.

The amendment alters or changes Article One of the articles of incorporation and the full text of each provision of Article One is amended to read as follows:

“ARTICLE ONE

The name of the Corporation is TXU Chilled Water Solutions Company.”

ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 1,000; and the number entitled to vote thereon was 1,000.

ARTICLE FOUR

The holder of all of the shares outstanding and entitled to vote on said amendment has signed a consent in writing pursuant to Article 9.10 adopting said amendment and any written notice required by Article 9.10 has been given.

ARTICLE FIVE

This amendment does not necessitate an exchange, reclassification or cancellation of issued shares.

ARTICLE SIX

This amendment does not effect a change in stated capital.

ARTICLE SEVEN

The name of the registered agent as PRESENTLY shown in the records of the Texas Secretary of State is Texas Utilities Services Inc. (Office of the Corporate Secretary). The name of the NEW registered agent is TXU Business Services Company (Office of the Corporate Secretary). The address of the registered office will remain the same. This change of registered agent was authorized by the Board of Directors of the Corporation.

ARTICLE EIGHT

This amendment shall be effective as of June 14, 1999.

TEXAS UTILITIES CHILLED WATER SOLUTIONS INC.

By:	/s/ JOHN F. STEPHENS, JR.
John F. Stephens, Jr.
Assistant Secretary

ARTICLES OF INCORPORATION

OF

TEXAS UTILITIES CHILLED WATER SOLUTIONS INC.

The undersigned, a natural person over the age of eighteen (18) years and a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the Corporation is Texas Utilities Chilled Water Solutions Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act (hereinafter referred to as the “TBCA”).

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is ONE MILLION (1,000,000) shares of Common Stock, without par value.

ARTICLE FIVE

If, with respect to any action to be taken by the shareholders of the Corporation, any provision of the TBCA would, but for this Article Five, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the vote entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

Any action required by the TBCA to be taken at any annual or special meeting of the Shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all the shares entitled to vote on the action were present and voted.

ARTICLE SIX

The Corporation will not commence business until it has received for the issuance of shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE SEVEN

The street address of its initial registered office is 1601 Bryan Street, Dallas, Texas 75201, and the name of it initial registered agent at such address is Texas Utilities Services Inc. (Office of Corporate Secretary).

ARTICLE EIGHT

The number of directors of the Corporation shall be fixed, from time to time, in the manner provided in the By-Laws of the Corporation and shall be one (1) or more.

The number of directors constituting the initial Board of Directors is four (4) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are duly elected and qualified are:

Erle Nye	1601 Bryan Street, Dallas, Texas 75201
H. Jarrell Gibbs	1601 Bryan Street, Dallas, Texas 75201
Michael J. McNally	1601 Bryan Street, Dallas, Texas 75201
Kenneth R. Breeden	1601 Bryan Street, Dallas, Texas 75201

ARTICLE NINE

The Corporation may, from time to time, to the extent it may lawfully do so, purchase, directly or indirectly, any of its stock outstanding at such price as may be fixed by its Board of Directors and accepted by the holders of the stock purchased, and may resell any stock so purchased or otherwise acquired by it at such price as may be fixed by the Board of Directors.

ARTICLE TEN

(a) The Corporation shall indemnify and may purchase and maintain insurance or other arrangements on behalf of any and all persons whom it may lawfully indemnify and insure to the fullest extent permitted by the TBCA, as the same exists or may hereafter be amended, or by the laws of the State of Texas, as in effect from time to time.

(b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in such director’s capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended.

(c) No repeal or modification of this Article Ten by the shareholders of the Corporation shall adversely affect any right or protection of a director or other person lawfully indemnified by the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

ARTICLE ELEVEN

Upon any issue or sale for money or other consideration of any additional, unissued or treasury shares of capital stock of this Corporation, or securities convertible into or carrying a right to subscribe to or acquire shares of capital stock of this Corporation that may be authorized from time to time, no holder of stock (irrespective of the kind of such stock) shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other share of the stock so issued or sold, such preemptive rights being expressly denied, but the Board of Directors may dispose of all or any portion of such stock as and when it may determine free of any and all such rights, whether by offering the same to shareholders or others or by sale or other disposition as said Board of Directors may deem advisable. Nothing in this Article shall be construed to limit the authority of the Board of Directors to grant options or first refusal rights with respect to the capital stock of the Corporation.

ARTICLE TWELVE

Cumulative voting by the shareholders of the Corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.

ARTICLE THIRTEEN

The name and address of the incorporator is:

Robert A. Wooldridge
Worsham, Forsythe & Wooldridge, L.L.P.
1601 Bryan Street, 30th Floor
Dallas, Texas 75201

/s/ ROBERT A. WOOLDRIDGE
Robert A. Wooldridge, Incorporator

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